Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE
5 a.m. EDT, August 5, 2011

Media Contact:	Investor Contact:
Gail Baker	Bill Valach
Director, Corporate Communications	Director, Investor Relations
Phone: 503-464-8693	Phone: 503-464-7395

Portland General Electric Reports
Second Quarter 2011 Financial Results

Portland, Ore, August 5, 2011 — Portland General Electric Company (NYSE: POR) today reported net income of $22 million, or $0.29 per diluted share, for the second quarter of 2011, compared to $24 million, or $0.32 per diluted share, for the second quarter of 2010, a decrease of $2 million. For the six months ended June 30, 2011, net income was $91 million, or $1.21 per diluted share, compared to $51 million, or $0.68 per diluted share, for the six months ended June 30, 2010, an increase of $40 million, or 78%.

Retail revenues increased $4 million, or 1%, in the second quarter of 2011 compared to the second quarter of 2010 primarily due to a 3% increase in retail energy deliveries. Cooler weather and increased production in 2011 by certain customers in the industrial sector were the primary factors contributing to the increase in retail energy deliveries. Residential deliveries increased 2% and commercial and industrial deliveries combined increased 3% in the second quarter of 2011 compared to the second quarter of 2010. Also contributing to the increase in retail revenues is an increase in average customer prices primarily driven by the 2011 General Rate Case, which became effective January 1, 2011.

Purchased power and fuel expense decreased $17 million, or 9%, in the second quarter of 2011 compared to the second quarter of 2010 primarily from a 7% decrease in average variable power cost. Energy received from hydroelectric resources increased 18% in the second quarter of 2011 compared to the second quarter of 2010, and was 19% above normal, compared to 1% above normal in the second quarter of 2010. Favorable hydro conditions in 2011 resulted in an abundant supply of power from hydroelectric projects in the region and contributed to lower wholesale power prices. Lower-cost power purchased in the wholesale market and increased power provided by the Company’s hydro resources economically displaced a significant amount of PGE’s thermal generation. As a result, thermal generation represented only 9% of PGE’s total system load in the second quarter of 2011, compared to 27% in the second quarter of 2010.

Retail revenues increased $47 million, or 6% in the first half of 2011 compared to the first half of 2010 primarily due to a 6% increase in retail energy deliveries resulting from cooler weather and increased production in the industrial sector. Purchased power and fuel expense decreased $47 million, or 11%, in the first half of 2011 compared to the first half of 2010 primarily due to a 13% decrease in average variable power cost resulting from favorable hydro conditions in 2011. During the first half of 2011, thermal generation represented 17% of the Company’s total system load, compared to 39% in the first half of 2010.

“I am pleased with the significant progress we have made on regulatory matters, including steps toward the implementation of our Boardman 2020 plan,” said Jim Piro, President and Chief Executive Officer. “We continue to move our Integrated Resource Plan forward, positioning PGE for future growth as we remain focused on providing value to our customers and shareholders.”

Recent Events

•
On May 24th, the Oregon Governor signed into law Senate Bill 967 (SB 967) which became effective immediately and repeals previously existing statutes governing utility taxes (collectively referred to as ‘SB 408’). SB 408 required an annual adjustment of customer prices to account for differences in taxes paid by the utility and amounts collected from customers for taxes. With the enactment of SB 967, taxes paid by electricity and natural gas utilities will be considered in connection with general ratemaking proceedings.

•
On July 5th, the U.S. Environmental Protection Agency (EPA) published in the Federal Register its approval, among other items, of portions of Oregon’s state implementation plan for regional haze that pertain to PGE’s Boardman plant and ceasing coal-fired operations in 2020. This was the final regulatory step in certifying that Boardman's 2020 plan complies with Clean Air Act (CAA) requirements for regional haze.

•
On July 19th, the Sierra Club, other environmental groups, and PGE filed a consent decree with the U.S. District Court to resolve a suit alleging CAA violations at the Company’s Boardman plant. The consent decree is subject to approval by the court following a 45-day review period by the EPA and the U.S. Department of Justice.

Second Quarter Operating Results

•	Total revenues decreased $4 million, or 1%, in the second quarter of 2011 compared to the second quarter of 2010, primarily due to:

◦	A $4 million, or 1%, increase in Retail revenues, largely resulting from:

•
A $13 million increase related to the volume of retail energy sold. During the second quarter of 2011, energy deliveries to residential customers increased 2% and energy deliveries to industrial and commercial customers combined increased 3%. The increase in residential deliveries was primarily due to cooler temperatures, while the increase in commercial and industrial deliveries was due primarily to production increases by certain customers in the paper production sector.

On a weather adjusted basis, retail energy deliveries increased 2% in the second quarter of 2011 compared to the second quarter of 2010, and are expected to be approximately 1.8% higher for the year 2011 compared to the year 2010. Excluding certain paper production customers, retail energy deliveries on a weather adjusted basis are expected to be approximately 1% higher for the year 2011 compared to the year 2010;

•
A $9 million increase related to higher average retail prices resulting primarily from the 3.9% overall increase authorized in the Company’s 2011 General Rate Case, which became effective January 1, 2011;

•
An $8 million decrease related to an estimated future refund to customers recorded in the second quarter of 2011 pursuant to the Company’s power cost adjustment mechanism (PCAM). No amounts were recorded in 2010 pursuant to the PCAM; and

•	A $10 million decrease related to the regulatory treatment of income taxes (SB 408) and the decoupling mechanism.

◦	A $9 million, or 43%, decrease in Wholesale revenues, consisting of a 27% decrease in sales volume and a 22% decrease in average price.

•
Purchased power and fuel expense decreased $17 million, or 9%, in the second quarter of 2011 compared to the second quarter of 2010, consisting of a 7% decrease in average variable power cost and a 2% decrease in total system load. The average variable power cost decreased to $33.28 per MWh in the second quarter of 2011 from $35.60 per MWh in the second quarter of 2010. During the second quarter of 2011, a significant amount of thermal generation was economically displaced with purchased power and increased energy received from hydro resources. Energy received from hydro resources increased 18% from the second quarter of 2010 and was approximately 19% above normal in the second quarter of 2011, compared to 1% above normal in the second quarter of 2010.

•
Production and distribution expense increased $9 million, or 20%, in the second quarter of 2011 compared to the second quarter of 2010. This increase was primarily driven by increased operating and maintenance expenses at PGE’s thermal generating plants, including extensive work performed during their annual planned outages, as well as maintenance expenses related to Phase III of Biglow Canyon Wind Farm, which was completed in August 2010.

•
Administrative and other expense increased $3 million, or 6%, in the second quarter of 2011 compared to the second quarter of 2010 largely due to higher costs related to incentive compensation and employee benefits.

2011 Earnings Guidance

PGE reaffirms 2011 earnings guidance, which is estimated to range from $1.90 to $2.05 per diluted share.

Second Quarter 2011 Earnings Call and Web cast — August 5, 2011

PGE will host a conference call with financial analysts and investors on Friday, August 5, 2011, at 11 a.m. EDT. The conference call will be web cast live on the PGE website at www.PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. EDT on Friday, August 5, 2011 through Friday, August 12, 2011.

Jim Piro, President and CEO; Maria Pope, Senior Vice President, Finance, CFO, and Treasurer; and Bill Valach, Director, Investor Relations, will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 825,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The Company’s headquarters are located at 121 SW Salmon Street, Portland, Oregon 97204. Visit PGE’s website at www.PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions, thermal plant operations, and operating and maintenance costs; statements concerning implementation of the Company’s Integrated Resource Plan, including requests for proposals issued pursuant to the IRP with respect to new energy resources; statements regarding the outcome of any legal or regulatory proceeding; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including the reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the Company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy market conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; unforeseen problems or delays in completing capital projects, resulting in the failure to complete such projects on schedule or within budget; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues, net	$411	$415	$895	$864
Operating expenses:
Purchased power and fuel	169	186	363	410
Production and distribution	55	46	97	85
Administrative and other	51	48	103	93
Depreciation and amortization	55	57	111	114
Taxes other than income taxes	24	21	49	44
Total operating expenses	354	358	723	746
Income from operations	57	57	172	118
Other income (expense):
Allowance for equity funds used during construction	1	4	2	8
Miscellaneous income (expense), net	1	(3)	3	(2)
Other income, net	2	1	5	6
Interest expense	28	26	55	55
Income before income taxes	31	32	122	69
Income taxes	9	8	31	18
Net income and Net income attributable to Portland General Electric Company	$22	$24	$91	$51

Weighted-average shares outstanding (in thousands):
Basic	75,326	75,276	75,322	75,253
Diluted	75,401	75,290	75,369	75,268
Earnings per share:
Basic	$0.29	$0.32	$1.21	$0.68
Diluted	$0.29	$0.32	$1.21	$0.68
Dividends declared per common share	$0.265	$0.260	$0.525	$0.515

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$72	$4
Accounts receivable, net	134	137
Unbilled revenues	68	93
Inventories	61	56
Margin deposits	68	83
Regulatory assets - current	184	221
Other current assets	64	67
Total current assets	651	661
Electric utility plant, net	4,227	4,133
Regulatory assets - noncurrent	481	544
Non-qualified benefit plan trust	42	44
Nuclear decommissioning trust	36	34
Other noncurrent assets	66	75
Total assets	$5,503	$5,491

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$167	$169
Liabilities from price risk management activities - current	163	188
Short-term debt	—	19
Current portion of long-term debt	—	10
Regulatory liabilities - current	19	25
Other current liabilities	74	78
Total current liabilities	423	489
Long-term debt, net of current portion	1,798	1,798
Regulatory liabilities - noncurrent	692	657
Deferred income taxes	483	445
Liabilities from price risk management activities - noncurrent	143	188
Unfunded status of pension and postretirement plans	115	140
Non-qualified benefit plan liabilities	98	97
Other noncurrent liabilities	103	78
Total liabilities	3,855	3,892
Total equity	1,648	1,599
Total liabilities and equity	$5,503	$5,491

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$91	$51
Depreciation and amortization	111	114
Other non-cash income and expenses, net included in Net income	77	47
Changes in working capital	31	45
Contribution to pension plan	(26)	—
Other, net	(5)	(11)
Net cash provided by operating activities	279	246
Cash flows from investing activities:
Capital expenditures	(138)	(264)
Other, net	(1)	19
Net cash used in investing activities	(139)	(245)
Cash flows from financing activities:
Net (payments) issuances of long-term debt, net of issuance costs	(10)	61
Net (payments) issuances of short-term debt and commercial paper	(19)	8
Dividends paid	(39)	(38)
Noncontrolling interests’ capital distributions	(4)	—
Net cash (used in) provided by financing activities	(72)	31
Increase in cash and cash equivalents	68	32
Cash and cash equivalents, beginning of period	4	31
Cash and cash equivalents, end of period	$72	$63

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues (dollars in millions):
Retail:
Residential	$195	$183	$451	$402
Commercial	151	145	307	289
Industrial	55	54	109	104
Subtotal	401	382	867	795
Other accrued revenues	(11)	4	(14)	11
Total retail revenues	390	386	853	806
Wholesale revenues	12	21	25	42
Other operating revenues	9	8	17	16
Total revenues	$411	$415	$895	$864

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,715	1,685	4,006	3,731
Commercial	1,671	1,661	3,418	3,312
Industrial	892	794	1,736	1,530
Total retail energy sales	4,278	4,140	9,160	8,573
Delivery to direct access customers:
Commercial	88	81	172	166
Industrial	151	175	331	352
	239	256	503	518
Total retail energy sales and deliveries	4,517	4,396	9,663	9,091
Wholesale energy deliveries	591	814	1,068	1,394
Total energy sold and delivered	5,108	5,210	10,731	10,485

Number of retail customers at end of period:
Residential			719,888	717,908
Commercial			104,162	103,260
Industrial			236	255
Direct access			240	215
Total retail customers			824,526	821,638

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	375	833	1,509	2,230
Natural gas	67	564	335	1,885
Total thermal	442	1,397	1,844	4,115
Hydro	609	538	1,180	1,017
Wind	429	273	645	361
Total generation	1,480	2,208	3,669	5,493
Purchased power:
Term	2,159	1,268	3,720	2,469
Hydro	921	763	1,723	1,266
Wind	35	94	108	150
Spot	495	873	1,583	1,216
Total purchased power	3,610	2,998	7,134	5,101
Total system load	5,090	5,206	10,803	10,594
Less: wholesale sales	(591)	(814)	(1,068)	(1,394)
Retail load requirement	4,499	4,392	9,735	9,200

	Heating Degree-days		Cooling Degree-days
	2011	2010	2011	2010
1st Quarter	1,974	1,629	—	—
Average	1,845	1,849	—	—
2nd Quarter	946	861	16	18
Average	698	684	69	73
Year-to-date	2,920	2,490	16	18
Year-to-date average	2,543	2,533	69	73
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).